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For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com

        CirTran Extends Maturity/Registration Filing Dates on Debentures

SALT LAKE CITY, February 12, 2008 -- CirTran Corporation (OTC BB: CIRC), an international, full-service contract manufacturer of IT, consumer and electronics products, announced today that maturity dates and registration filing dates in connection with three debenture agreements had been extended.

CirTran CFO David Harmon said the maturity date extensions involve two convertible debentures issued in 2005 by CirTran to YA Global Investments, LP (formerly known as Cornell Capital Partners, LP) and Highgate House Funds, LTD. The maturity dates for both debentures were extended to August 31, 2008.

Mr. Harmon said that YA Global Investments also agreed to extend the deadline for registering the resale of shares of common stock issuable upon conversion of its debenture until January 1, 2009, and similarly agreed to extend the registration deadline in connection with another debenture issued by CirTran in 2006.

"CirTran has maintained a very positive relationship with the management of YA Global Investments and Highgate over the past three years," said Mr. Harmon. "We are pleased that these investment funds continue to express confidence in our plan and progress, as demonstrated by their willingness to continue working with us on the terms of these debenture agreements."


About CirTran Corporation
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Founded  in 1993,  CirTran  Corporation  (OTC BB:  CIRC,  www.CirTran.com)  is a
premier international, full-service contract manufacturer. Headquartered in Salt Lake City, Utah, its ISO 9001:2000-certified, 40,000-square-foot facility is the
largest  non-captive   operation  devoted  to  contract   manufacturing  in  the
Intermountain Region, providing "just-in-time" inventory management techniques designed to minimize an OEM's investment in component inventories, personnel and related facilities, while reducing costs and ensuring speedy time-to-market. CirTran-Asia, a wholly-owned subsidiary with principal offices in ShenZhen, China, operates in three primary business segments: high-volume electronics, fitness equipment, and household products manufacturing, focusing on the multi-billion-dollar direct response industry.

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. CirTran disclaims any obligation or intention to update any forward-looking statement.

All trademarks are properties of their respective owners.


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